Exhibit 99.15

Johnson  & Johnson Reports 2007 Third-Quarter Results:  Sales  of
$15.0  Billion  Increased 12.7%; EPS was $.88, Including  Special
Charges; Excluding Special Charges, EPS was $1.06 *

NEW BRUNSWICK, N.J., Oct 16, 2007 /PRNewswire-FirstCall via COMTEX News Network/ -- Johnson & Johnson (NYSE: JNJ) today announced third-quarter sales of $15.0 billion, an increase of 12.7% as compared to the third quarter of 2006. Operational growth was 9.7% and currency contributed 3.0%. Domestic sales were up 5.8%, while international sales increased 21.5%, reflecting operational growth of 14.7% and a positive currency impact of 6.8%. On a pro-forma basis, including the net impact of the acquisition of Pfizer Consumer Healthcare in both periods, worldwide sales increased 2.4% operationally.

Net earnings and diluted earnings per share for the third quarter of 2007 were $2.5 billion and $.88, representing decreases of 7.7% and 6.4%, respectively, compared to the same period in 2006. Net earnings for the third quarter included an after-tax restructuring charge of $528 million associated with the cost improvement program previously announced on July 31st. Prior-year third-quarter net earnings included after-tax in-process research and development charges of $115 million associated with the acquisitions of Ensure Medical, Inc. and Colbar LifeScience Ltd. Excluding the impact of these charges, net earnings for the current quarter were $3.1 billion and diluted earnings per share were $1.06, representing increases of 7.0% and 8.2%, respectively, as compared to the same period in 2006.* The Company increased its earnings guidance for full-year 2007, which excludes the impact of in- process research and development charges, restructuring charges or other special items, to between $4.10 and $4.13 per share.

"We continue to deliver solid earnings while investing in the future growth of our business," said William C. Weldon, Chairman and Chief Executive Officer. "Our broad base enables us to pursue opportunities while managing through pressures in certain markets."

Worldwide Medical Devices and Diagnostics sales of $5.2 billion for the third quarter represented a 6.0% increase over the prior year with operational growth of 3.0% and a positive impact from currency of 3.0%. Domestic sales increased 2.4%, while international sales increased 9.8% (3.7% from operations and 6.1% from currency).

Primary contributors to the operational growth included Vistakon's disposable contact lenses; LifeScan's blood glucose monitoring and insulin delivery products; DePuy's orthopaedic joint reconstruction and sports medicine products; Ethicon Endo-Surgery's minimally invasive products; and Ortho-Clinical Diagnostics' professional diagnostic products. Also contributing to the results was strong growth in Biosense Webster's electrophysiology business and in Ethicon's wound care and women's health businesses. Growth was impacted by lower sales of drug-eluting stents in our Cordis franchise primarily due to a decline in the market versus the prior year.

During the quarter, the Company received approval from the U.S. Food and Drug Administration (FDA) for the REALIZE Adjustable Gastric Band, a surgical implant for the treatment of morbid obesity. The FDA also approved the GENESEARCH Breast Lymph Node Assay, which is the first intra-operative and gene-based test to detect the spread of breast cancer into the lymph nodes.

Worldwide Pharmaceutical sales of $6.1 billion for the third quarter represented an increase over the prior year of 3.7% with operational growth of 1.2% and a positive impact from currency of 2.5%. Domestic sales decreased 2.0%, while international sales increased 14.4% (7.2% from operations and 7.2% from currency).

Sales growth reflects the strong performance of TOPAMAX, an antiepileptic and a treatment for the prevention of migraine headaches; our antipsychotic franchise, which includes RISPERDAL, RISPERDAL CONSTA and INVEGA; and REMICADE, a biologic approved for the treatment of a number of immune mediated inflammatory diseases. Growth was impacted by lower sales of PROCRIT, a product for the treatment of anemia, primarily due to a decline in the market. This market decline is related to a labeling change made this past March and a decision memorandum issued by the Centers for Medicare & Medicaid Services under its national coverage analysis process.

In October, the Company received approval from the FDA for DORIBAX (doripenem for injection) as a new treatment for complicated intra-abdominal and complicated urinary tract infections, including pyelonephritis. During the quarter, the Company filed a new drug application in both the U.S. and Europe for TMC125 (etravirine), an investigational non-nucleoside reverse transcriptase inhibitor (NNRTI), being studied for use with other antiretroviral agents as a treatment for people infected with HIV-1.

Worldwide Consumer segment sales of $3.6 billion for the third quarter represented a 47.5% increase over the prior year with operational growth of 43.4% and a positive impact from currency of 4.1%. Domestic sales increased 39.8%, while international sales increased 54.2% (46.5% from operations and 7.7% from currency). On a pro-forma basis, including the net impact of the acquisition of Pfizer Consumer Healthcare in both periods, worldwide sales for the Consumer segment increased 3.5% operationally.

Sales growth in the combined business reflects the strong performance of the LISTERINE antiseptic mouthrinse and the launch of whitening products; the skin care lines of AVEENO, CLEAN & CLEAR, and NEUTROGENA; McNeil Nutritional's SPLENDA sweetener; and Baby and Kids Care products. In October, the Company announced it was voluntarily withdrawing certain infants' cough and cold products from the market. An assessment of available data on the use of pediatric cough and cold medicines identified rare instances of misuse leading to overdose, particularly in infants under 2 years of age. When used as directed, these medicines are generally recognized as safe and effective.

Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 250 Johnson & Johnson operating companies employ approximately 120,000 men and women in 57 countries and sell products throughout the world.

    * Net earnings and diluted earnings per share excluding after-tax in-process research and development charges and restructuring charges are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.


NOTE TO INVESTORS
Johnson & Johnson will conduct a meeting with financial analysts to discuss this news release today at 8:30 a.m., Eastern Daylight Time. A simultaneous webcast of the call for interested investors and others may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at http://www.investor.jnj.com/historical-sales.cfm. The schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises. Additional information on Johnson & Johnson can be found on the Company's website at http://www.jnj.com.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward- looking statements as a result of new information or future events or developments.)